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                                                                     EXHIBIT 5.1

                              POLLET & RICHARDSON
                               a Law Corporation
                             10900 Wilshire Blvd.
                                   Suite 500
                         Los Angeles, California 90024
                              Tel (310) 208-1183
                              Fax (310) 208-1154



                                          May 9, 2000

Cell Robotics International, Inc.
2715 Broadbent Parkway, N.E.
Albuquerque, New Mexico 87107

      Re: S.E.C. Post-Effective Amendments on Form S-3 to Registrations Statements on Form SB-2
             -----------------------

Ladies and Gentlemen:

      We have acted as counsel to Cell Robotics International, Inc. (the "Company") in connection with Post-Effective Amendments on Form S-3 to Form SB-2 Registration Statements to be filed with the United Stated Securities and Exchange Commission, Washington, D.C., pursuant to the Securities Act of 1933, as amended, covering the registration of an aggregate of (i) 5,175 Redeemable Class A Warrants ("Class A Warrants"), (ii) 80,000 Redeemable Public Warrants ("Public Warrants"), (iii) 329,475 shares of common stock offered by the Selling Securityholders, and (iv) 1,175,525 shares of the Company's common stock offered by the Company pursuant to the exercise of certain Placement Agent's Warrants, the exercise of a Representative's Warrant, the exercise of Class A Warrants and the exercise of certain Public Warrants.

In connection with such representation of the Company, we have examined such corporate records, and have made such inquiry of government officials and Company officials and have made such examination of the law as we deemed appropriate in connection with delivering this opinion.

      Based upon the foregoing, we are of the opinion as follows:

      1. The Company has been duly incorporated and organized under the laws of the State of Colorado and is validly existing as a corporation in good standing under the laws of that state.

      2. The Company's authorized capital consists of twelve million five hundred thousand (12,500,000) shares of Common Stock having a par value of $0.004 each and two million five hundred thousand (2,500,000) shares of Preferred Stock having a par value of $0.04 each.

      3. The 5,175 Class A Warrants, 80,000 Public Warrants, and 1,175,525 shares of common stock being registered for sale and offered by the Company will, upon the valid exercise of the Placement Agent's Warrants, the Representative's Warrant, the Class A Warrants and the Public Warrants and payment of the related warrant exercise prices, be lawfully and validly issued, fully paid and non-
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assessable shares of the Company's Common Stock. The 329,475 shares of common stock offered by the Selling Securityholders, are duly and validly authorized, legally issued, fully paid and non-assessable.



                                Very truly yours,

                                POLLET & RICHARDSON
                                a Law Corporation